Exhibit 3.3
STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP AND MERGER
SUBSIDIARY INTO PARENT
Certificate of Ownership
MERGING
Reliant Energy Newco, Inc.
(a Delaware corporation)
into
Reliant Energy, Inc.
(a Delaware corporation)
PURSUANT TO SECTION 253 OF THE GENERAL CORPORATION LAW OF DELAWARE (“DGCL”), Reliant Energy, Inc., a corporation incorporated on August 9, 2000 pursuant to the provisions of the DGCL (“Parent”), DOES HEREBY CERTIFY:
1.	Parent owns 100% of the capital stock of Reliant Energy Newco, Inc., a corporation incorporated on April 17, 2009, pursuant to the provisions of the DGCL (“Subsidiary”).
2.
By resolution (“Resolution of Merger”) of the Board of Directors of Parent duly adopted at a meeting held on April 22, 2009, Parent determined to (i) merge the Subsidiary with and into the Parent and (ii), effective upon the merger, change the corporate name of the Parent to RRI Energy, Inc. A certified copy of the Resolution of Merger is attached to, and incorporated into, this Certificate of Ownership and Merger as Exhibit A.

3.	At the Effective Time (as defined below), by virtue of the merger and without any action on the part of Parent, each issued and outstanding share of Subsidiary shall be cancelled and retired.
4.
Pursuant to Section 103(d) of the DGCL, the effective time of the Certificate of Ownership and Merger, and the time when the merger therein provided for, shall become effective shall be 12:01 AM (Eastern Time) on May 2, 2009 (the “Effective Time”).

IN WITNESS WHEREOF, this Certificate of Ownership and Merger is hereby executed on behalf of Reliant Energy, Inc. as of April 30, 2009.

Reliant Energy, Inc.
/s/ Michael L. Jines
Michael L. Jines, Senior Vice President,
General Counsel and Corporate Secretary